Exhibit 10.40

SUBLEASE AGREEMENT

BASIC SUBLEASE INFORMATION

DEFINED TERMS

Building:	5005 Wateridge Vista Drive, 2nd Floor, San Diego, CA 92121

Project:	Sorrento Gateway

Effective Date:	November 24, 1999

Commencement Date:	Upon Sublandlord’s delivery of possession of the Premises to Subtenant. The scheduled Commencement Date is January 1, 2000.

Master Landlord:	KR-Gateway Partners, LLC, a Delaware limited liability company

Master Landlord’s Address:	c/o Kilroy Realty, L.P. 4365 Executive Drive, Suite 850 San Diego, California 92121-2130 Attention: Stephen Stock

Master Lease:	Single Tenant Lease (Triple-Net) dated August 14, 1998 by and between ADI Research Partners, L.P., a California limited partnership corporation, as landlord, and Dataworks Corporation, a California corporation, as tenant, as amended by that First Amendment to Lease dated February 1, 1999, and the Second Amendment to Lease dated September 10, 1999.

Permitted Use:	General office, research and development and any other lawful use consistent with Section 1.9 of the Summary of the Master Lease.

Premises:	The entire second (2nd) floor of the two (2) story building designated as “Building 2” as more particularly described in the Master Lease, containing approximately 30,730 rentable square feet with a street address of 5005 Wateridge Vista Drive, San Diego, CA.

Monthly Rent:	Month of Term	Monthly Rent Per Rentable Square Ft	Monthly Rent
	1-12	$1.84	$56,543.00

	13-24	$1.90	$58,387.00

	25-36	$1.96	$60,231.00

	37-48	$2.02	$62,075.00

	49-60	$2.08	$63,918.00

Security Deposit:	$56,543.00

Subtenant:	Proflowers.com, a Delaware corporation

Subtenant’s Address:	Proflowers.com, a Delaware corporation 5005 Wateridge Vista Drive San Diego, CA 92121 Attn: Chief Financial Officer

Subtenant’s Share of Common Area Operating Expenses:	17.79%

Subtenant’s Share of Building Operating Expenses:	50%

Sublandlord:	Epicor Software Corporation, a California corporation, formerly known as Dataworks Corporation.

Sublandlord’s Address:	Epicor Software Corporation 5010 Wateridge Vista Drive San Diego, CA 92121 Attn: John Ireland, Assistant General Counsel

With a copy to: Epicor Software Corporation 195 Technology Irvine, CA 92618 Attn: Jon Johnson

Term:	The initial term (“Initial Term”) of this Sublease shall be for five (5) years commencing on the Commencement Date. Subject to the conditions set forth in Section 2.3, Subtenant may extend the Initial Term, in which event, the Initial Term, as so extended, shall be referred to collectively herein as the “Term.”

Brokers:	CB Richard Ellis (Kim Josephson and Dick Balestri) representing Sublandlord The Irving Hughes Group (Andy LaDow) representing Subtenant

Exhibits:	Exhibit 1 - Master Lease Exhibit 2 - Premises Floor Plan Exhibit 3 - Site Plan and Subtenant’s Parking Field Exhibit 4 - Master Landlord Consent

ii

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (“Sublease”) is entered as of the Effective Date (defined below) by and between Sublandlord and Subtenant.

THE PARTIES ENTER this Sublease on the basis of the following facts, understandings and intentions:

A. Sublandlord is presently the lessee of the Building designated as Building 2 (hereinafter the “Building”) pursuant to the Master Lease entered into by and between Master Landlord and Sublandlord. A copy of the Master Lease, with all amendments, exhibits and addenda thereto, is attached hereto as Exhibit 1.

B. Sublandlord desires to sublease the Premises to Subtenant and Subtenant desires to sublease the Premises from Sublandlord on all of the terms, covenants and conditions set forth herein.

C. All of the terms and definitions in the Defined Terms of the Basic Sublease Information of this Sublease are incorporated herein by this reference. Unless otherwise defined herein or the context otherwise requires, all capitalized terms shall have the meanings given them in the Master Lease.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and promises of the parties, the parties hereto agree as follows:

ARTICLE 1

PREMISES

1.1 Lease of Premises. Sublandlord hereby subleases to Subtenant and Subtenant hereby subleases from Sublandlord the Premises, as designated in Exhibit 2, for the Term and upon all of the terms and conditions herein set forth. The Premises shall be used by Subtenant for the Permitted Use as set forth in the Basic Sublease Information. In addition, Sublandlord shall lease to Subtenant, and Subtenant shall lease from Sublandlord, any and all existing permanent improvements (“Improvements”) in the Premises upon all of the terms, covenants and conditions herein contained. As used herein, “Premises” shall include the Premises and the Improvements.

1.2 Subordinate Right of First Refusal for First Floor Space. Subject to Sublandlord’s right to lease all or any portion of the first (1st) Floor of the Building (“First Floor Space”) for use by Sublandlord or any Affiliate of Sublandlord, if at any time after June 1 2000, all or any portion of the First Floor Space becomes available for sublease, provided there is no continuing and uncured event of default by Subtenant under this Sublease, Subtenant shall have a right of first refusal (“Refusal Right”) to lease all or any such portion of the First Floor Space on the following terms and conditions: If Sublandlord receives a bona fide offer from any third party (“Third Party Offer”) to lease all or any portion of the First Floor Space on terms and conditions which Sublandlord desires to accept, Sublandlord shall, before accepting such Third Party Offer, provide Subtenant with written notice of the terms and conditions of the Third Party Offer and shall first offer to Subtenant the right to lease such space on the terms and conditions set forth in the Third Party Offer. Subtenant shall have five (5) business days from Subtenant’s receipt of any such notice from Sublandlord within which to notify Sublandlord of Subtenant’s election to exercise the Refusal Right for such space. If Subtenant provides Sublandlord with notice of election not to exercise the Refusal Right within such five (5) business day period or fails to notify Sublandlord of its election with respect to the exercise of the Refusal Right within such five (5) business day period, then Sublandlord shall be free to lease that portion of the First Floor Space described in the Third Party Offer without further notice to Subtenant. Upon the proper and timely exercise of this Refusal Right, Sublandlord and Subtenant shall enter into a written amendment to this Sublease specifying that the portion of the First Floor Space subject to the Refusal Right is a part of the Premises under this Sublease and containing other appropriate terms and provisions relating to the such space including, without limitation, any increase in Monthly Rent and Subtenant’s Share of Operating Expenses. Should Sublandlord, after having given notice to Subtenant of the Third Party Offer, fail to lease that portion of the First Floor Space on the terms and conditions set forth in the Third Party Offer, Sublandlord shall give Subtenant notice in the same manner set forth above of any subsequent Third Party Offers received by Sublandlord and the provisions of this section shall again be applicable to any such subsequent Third Party Offer. Despite the foregoing, if the Third Party Offer is received by Sublandlord at any time prior to December 31, 2001 and the term of the sublease set forth in such Third Party Offer is for a term (excluding options) which expires on or before August 30, 2005, then Subtenant shall be permitted to exercise Subtenant’s Refusal Right for a term which is coterminous with the initial five (5) year Term of this Sublease and, in such an event, the Third Party Offer shall be modified to reflect the fair market rent for such term. Notwithstanding anything to the contrary herein, if the Third Party Offer for the First Floor Space is received by Sublandlord after the date on which Subtenant’s Extension Option (as described in Section 2.3 below) has either expired without effective exercise thereof by Subtenant or has been terminated in accordance with Section 2.3.1 of this Sublease, Subtenant shall have no Refusal Right with respect to such Third Party Offer.

1.3 Right to Measure. Sublandlord represents that the rentable and usable areas of the Premises, the Building and the Project have been determined in accordance with the standards set forth in ANSI Z65.1-1996, as promulgated by the Building Owners and Managers Association (“BOMA Standard”). Subtenant shall have the right, exercisable within fifteen (15) days after the Commencement Date, to remeasure the Premises, the Building and the Project within such fifteen (15) day period. In the event that subsequent remeasurement of the Premises, the Building and/or the Project by Subtenant, within the time period specified above, indicates that the square footage measurement prepared by Sublandlord produces a square footage number in excess of or lower than the square footage number which would have resulted had the BOMA Standard been properly utilized, any payments due to Sublandlord (including the number of parking spaces, the TI Allowance and Monthly Rent) from Subtenant based upon the amount of square feet contained in the Premises shall be proportionally, retroactively and prospectively reduced or increased, as appropriate, to reflect the actual number of square feet as properly remeasured under the BOMA Standard. Despite the foregoing, Sublandlord and Subtenant agree that any such measurements determined pursuant to this Section 1.2 shall be effective only as between Sublandlord and Subtenant and shall not affect the amounts payable by Sublandlord to Master Landlord under the Master Lease.

1.4 Use of Outdoor Seating Area. Subtenant shall have the non-exclusive right to use the outdoor patio area (“Patio”) adjacent to the Building for seating and dining purposes. The type and style of any furniture, umbrellas or any other items placed in the Patio by Subtenant, if any, shall be subject to the prior written approval of Sublandlord and Master Landlord. Subtenant acknowledges that Sublandlord may establish reasonable and non-discriminatory rules and regulations for the use of the Patio by Subtenant and the other occupants of the Building. Subtenant shall use commercially reasonable efforts to monitor the use of the Patio by Subtenant’s employees and invitees.

ARTICLE 2

TERM

2.1 Term. The term of this Sublease shall be for the Term set forth in the Basic Sublease Information commencing upon the date Sublandlord delivers possession of the Premises to Subtenant (“Commencement Date”). The scheduled Commencement Date is January 1, 2000. Within ten (10)

business days after Sublandlord’s written request, Subtenant shall execute and deliver a written confirmation of the Commencement Date to Sublandlord which shall be substantially in the form of the Notice of Lease Term Dates attached to the Master Lease as Exhibit C.

2.2 Early Possession. With prior written consent of Sublandlord and Master Landlord, Subtenant may, prior to the Commencement Date, enter upon the Premises to commence Subtenant’s improvements to the Premises and to install such trade fixtures and equipment in the Premises as Sublandlord may approve in accordance with any and all related requirements in the Master Lease and to locate up to twenty (20) of Subtenant’s employees in the Premises commencing December 1, 1999, subject to Subtenant’s obligation to pay to Sublandlord the amount of $10,000.00 plus all Operating Expenses arising from such early occupancy by Subtenant’s employees; provided, however, that (i) Subtenant shall have previously provided Sublandlord and Master Landlord with proof of Subtenant’s insurance coverage as set forth in Section 20 of the Master Lease; and (ii) prior to any such early entry Subtenant shall cause its contractors and subcontractors to obtain workers compensation insurance in compliance with Section 20 of the Master Lease and commercial general liability insurance in a commercially reasonable amount given the scope of the work to be performed by such contractor or subcontractor All materials, work, installations and decorations of any nature brought upon or installed in the Premises prior to the Commencement Date shall be at the risk of Subtenant. Neither Master Landlord nor Sublandlord nor any party acting on their behalf shall be responsible for any damage or loss or destruction of such items brought to or installed in the Premises by Subtenant prior to the Commencement Date other than arising from the gross negligence or intentional misconduct of such parties. Subtenant’s access to the Premises prior to the Commencement Date, as provided herein, shall be subject to such reasonable safety, security and insurance (including, without limitation, builder’s risk insurance for any alterations to the Premises) requirements and procedures as may be established by Master Landlord or Sublandlord from time to time. If Subtenant occupies the Premises, or any portion thereof, prior to the Commencement Date, such occupancy shall be subject to all provisions of this Sublease and, as specifically incorporated into this Sublease, the applicable provisions of the Master Lease, including, without limitation, Sections 17 (as to Subtenant’s activities on the Premises only), 20 (excluding flood or earthquake insurance) 21 and 22 of the Master Lease. Such occupancy shall not alter the termination date of the this Sublease. Except as specifically provided herein, Subtenant shall not be obligated to pay Rent (including any Operating Expenses) for such early occupancy period. Except as specifically provided herein, under no circumstances may Subtenant commence business operations from the Premises prior to the Commencement Date.

2.3 Option to Extend. Subtenant shall have the option to extend (“Extension Option”) the Term of this Sublease for one (1) additional term for a period equal to the then remaining balance of the initial ten (10) year term of the Master Lease (“Renewal Term”), following the expiration date of the initial five (5) year Term, all upon the terms and conditions set forth herein. The Extension Option may be exercised by Subtenant, or by any “Affiliate” (as defined in Section 14.5 of the Master Lease) of Subtenant or any assignee of Subtenant approved by Sublandlord and Master Landlord as provided below. Subtenant can only exercise the Extension Option if Subtenant is not in default of its monetary obligations under this Sublease, with all notices provided and cure periods having expired, at the time of the exercise thereof or at the commencement of the Renewal Term. For purposes of this Section, Subtenant shall not be deemed to be in default of its monetary obligations under this Sublease if at the time of any exercise notice, or at the commencement of the Renewal Term , Subtenant has cured any nonpayment within the applicable notice and cure periods set forth in this Sublease.

2.3.1 Exercise Notice. As a condition precedent to the exercise of the Extension Option, Subtenant shall deliver to Landlord written notice (“Exercise Notice”) of Subtenant’s exercise of the Extension Option not more than twelve (12) months, nor less than nine (9) months, prior to the expiration of the initial five (5) year Term. Time is of the essence of with respect to the exercise of the

Extension Option and written notice of exercise not delivered in compliance with the terms hereof shall be of no force or effect. Upon the proper and timely exercise of the Extension Option by Subtenant, all references in this Sublease to “Lease Term” or “Term” shall be considered to mean the Term as extended, and all references in this Lease to the expiration date or to the end of the Term shall be considered to mean the termination or end of the Renewal Term. Despite anything in this Section 2.3 to the contrary, Sublandlord may, at any time within ten (10) business days of receipt of Subtenant’s Exercise Notice, provide Subtenant with written notice that Sublandlord intends to occupy all or any portion of the Premises at the expiration of the initial five (5) year Term, in which case Subtenant’s extension Option shall be void and of no further effect.

2.3.2 Terms and Conditions. The Renewal Term shall commence immediately upon the expiration of the initial five (5) year Term, subject to and conditioned upon all of the same terms, conditions and covenants as provided for herein (except that there shall be no further Extension Option following the expiration of the Renewal Term), except that the Monthly Rent shall be adjusted as set forth below.

2.3.3 Monthly Rent at the Commencement of Renewal Term. Upon the Commencement Date of the Renewal Term, the Monthly Rent shall be increased to the then current Fair Market Rental for the Premises. For purposes of this Section 2.4.3, “Fair Market Rental” shall have the meaning as set forth in second full paragraph of Section 2.3 of the Master Lease.

2.3.4 Determination of Fair Market Rental. If Sublandlord has not previously noticed Subtenant of Sublandlord’s intention to Lease the Premises upon the expiration of the initial five (5) year Term, then Sublandlord shall, within ten (10) business days after receipt of Subtenant’s Exercise Notice, notify Subtenant in writing of the proposed Fair Market Rental to be charged by Sublandlord for the applicable Renewal Term (“Sublandlord’s Determination”). Subtenant shall have one (1) month (“Subtenant’s Review Period”) after receipt of Sublandlord’s Determination within which to accept Sublandlord’s Determination or to object thereto in writing. In the event Subtenant fails to object to Sublandlord’s Determination in writing within Subtenant’s Review Period, Sublandlord’s Determination of the Fair Market Rental shall be deemed accepted. If Subtenant objects to Sublandlord’s Determination within Subtenant’s Review Period, the parties shall then have ten (10) business days (the “Negotiating Period”) after the expiration of Subtenant’s Review Period within which to agree on the Fair Market Rental for the Renewal Term. If the parties agree on the Fair Market Rental for the Renewal Term within the Negotiating Period, they shall immediately execute an amendment to this Lease setting forth the new Monthly Rent. If the parties are unable to agree on the Fair Market Rental for the Renewal Term within the Negotiating Period then each party shall place in a separate sealed envelope their final proposal as to such Fair Market Rental and such determination shall be submitted to arbitration in accordance with the procedures set forth in the last three (3) paragraphs of Section 2.3 of the Master Lease. The cost of the arbitration shall be shared equally by Sublandlord and Subtenant.

2.3.5 Delivery of Premises. In the event Sublandlord is unable to tender possession of the Premises to Subtenant within thirty (30) days of the scheduled Commencement Date for any reason other than Master Landlord’s failure or refusal to consent to this Sublease, Subtenant shall have an option at anytime within thirty (30) days thereafter, to terminate this Sublease without liability by written notice thereof to Sublandlord. Without limitation of the foregoing, in the event Sublandlord is unable to tender possession of the Premises to Subtenant within sixty (60) days of the scheduled Commencement Date as a result of Master Landlord’s failure or refusal to consent to this Sublease, Subtenant shall have an option at anytime within thirty (30) days thereafter, to terminate this Sublease without liability by written notice thereof to Sublandlord. In the event of any such termination of this Sublease pursuant to this Section 2.3.5, all amounts paid or deposited by Subtenant with or to Sublandlord shall be promptly returned to Subtenant.

2.4 Sublandlord’s Early Termination Right. Despite anything in this Sublease to the contrary, if between September 1, 1999 and June 1, 2000, Subtenant has not provided Sublandlord with reasonable documentation which evidences that Subtenant has secured additional financing during such period for Subtenant’s ongoing business operations in an amount not less than Twenty Million and 00/100 Dollars ($20,000,000.00)(hereinafter the “Financing”), Sublandlord shall have the right at any time thereafter (but prior to the time Subtenant has secured the Financing), to terminate this Sublease upon at least sixty (60) days prior written notice (“Early Termination Notice”) to Subtenant. If Sublandlord provides Subtenant with an Early Termination Notice, such notice shall specify a date for termination of this Sublease (“Early Termination Date”) which Early Termination Date shall be at least sixty (60) days from the date of the Early Termination Notice. Sublandlord shall, upon reasonable notice to Subtenant as provided in this Sublease, have the right to enter upon and show the Premises to prospective subtenants after the date of the Early Termination Notice. If Subtenant has satisfied all monetary and non-monetary obligations under this Lease which have accrued through the Early Termination Date (including, without limitation, Subtenant’s indemnity obligations as set forth in this Sublease), then on the Early Termination Date, Sublandlord and Subtenant shall each be relieved of their respective obligations pursuant to this Sublease, except for obligations which by the terms of this Sublease expressly survive such early termination. On the Early Termination Date, Subtenant shall relinquish all rights in the Security Deposit to Sublandlord and shall deliver possession of the Premises to Sublandlord in accordance with the provisions of this Sublease as if the Early Termination Date were the expiration date of this Sublease.

ARTICLE 3

RENT

3.1 Monthly Rent. The Monthly Rent shall be payable in monthly installments in the amounts set forth in the Basic Sublease Information, in advance on or before the first day of each month, beginning on the Commencement Date. Rent shall be payable to Sublandlord, without further notice or demand and without deduction or offset, in lawful money of the United States of America at the address specified in the Basic Sublease information or at such other address as Sublandlord may from time to time designate in writing. Monthly Rent for any partial month shall be prorated on a per diem basis, with respect to the portion of the fractional calendar month included in the Term. Subtenant shall pay the first installment of Monthly Rent due under this Sublease in the amount of $56,543.00 to Sublandlord concurrently with Subtenant’s execution of this Sublease.

3.2 Operating Expenses. In addition to the Monthly Rent to be paid by Subtenant, commencing January 1, 2001, Subtenant shall be responsible for (i) Subtenant’s Share of Common Area Operating Expenses allocated to the premises leased by Sublandlord pursuant to the Master Lease, which exceed Subtenant’s applicable share of such operating expenses for the Base Year ; and (ii) Subtenant’s Share of Building Operating Expenses which exceed Subtenant’s applicable share of such operating expenses for the “Base Year”.

3.2.1 Definitions. For purposes of this Sublease, the “Base Year” for purposes of computing increases in Common Area Operating Expenses and Building Operating Expenses is calendar year 2000.

“Subtenant’s Share of Common Area Operating Expenses” is a fraction, the numerator of which is the rentable area of the Premises (30,730 RSF) and the denominator of which is the total rentable area of Building 1 and Building 2 leased by Sublandlord pursuant to the Master Lease (172,778 RSF).

“Common Area Operating Expenses” means all costs and expenses for the operation, maintenance, repair and replacement of the Common Areas as more particularly described in Section 4.4 of the Master Lease plus the management fee required to be paid by Sublandlord pursuant to Section 3.3 of the Master Lease.

“Building Operating Expenses” as used in this Sublease shall mean: all direct costs and expenses incurred by Sublandlord in connection with the operation, maintenance, repair and replacement of the Premises (which obligations of Sublandlord are more particularly described in Section 11.1 of the Master Lease), and including the following costs by way of illustration but not limitation: (1) Real Property Taxes (as defined in Section 10 of the Master Lease; (2) any and all assessments imposed with respect to the Premises pursuant to any covenants, conditions and restrictions affecting the Building; (3) water and sewer charges and the costs of electricity, heating, ventilating, air conditioning and other utilities which are not paid directly to the servicing utility; (4) utilities surcharges and any other costs, levies or assessments resulting from statutes or regulations promulgated by any government authority in connection with the use or occupancy of the Premises or the parking facilities serving the Premises; (5) costs of insurance obtained by Sublandlord and Master Landlord pursuant to Section 20 of the Master Lease; (6) waste disposal and janitorial services for the Common Areas of the Building (it being acknowledged that Subtenant shall contract directly for janitorial service to be provided to the Premises); (7) security service (if applicable); (8) labor; (9) costs incurred in the management of the Premises, including, without limitation: (i) supplies, ( ii) wages and salaries (and payroll taxes and similar governmental charges related thereto) of employees used in the management, operation and maintenance of the Premises; and (iii) Intentionally Omitted; (10) supplies, materials, equipment and tools including rental of personal property used for maintenance; (11) repair and maintenance of the elevators and the structural portions of the Premises, including, without limitation, the plumbing, HVAC systems, electric and lighting systems installed or furnished by Master Landlord; (12) maintenance, costs and upkeep of all parking and Common Areas (other than those portions of the Common Areas to be maintained by Master Landlord); (13) depreciation on a straight line basis and rental of personal property used in maintenance; (14) amortization on a straight line basis over the useful life not to exceed ten (10) years (together with interest at the Interest Rate) on the unamortized balance] of all capitalized expenditures: (i) reasonably intended to produce a reduction in operating charges or energy consumption; or (ii) required after the Effective Date of this Sublease under any governmental law or regulation that was not applicable to the Premises on the Commencement Date; or (iii) for replacement of any equipment needed to operate the Premises at the same quality levels as prior to the replacement; (15) costs and expenses of gardening and landscaping; (16) maintenance of signs (other than signs of tenants of the Project); (17) personal property taxes levied on or attributable to personal property used in connection with the Building; (18) reasonable accounting, audit, verification, legal and other consulting fees; and (19) costs and expenses of repairs, resurfacing, repairing, maintenance, painting, lighting, cleaning, refuse removal, and similar items, including appropriate reserves. If at any time during the Term of this Sublease (including the Base Year) less than ninety five percent (95%) of the rentable area of the Building is occupied during a calendar year, the Building Operating Expenses shall be reasonably adjusted by Sublandlord to approximate the amount of Building Operating Expenses which would have been incurred had the Building been at least ninety five percent (95%) occupied during such calendar year, with all tenants in Building 2 paying full rent and Building 2 being fully assessed for Real Property Tax purposes. Any repair or maintenance costs which are covered by a warranty or maintenance contract shall be imputed into Operating Expenses for the Base Year.

3.2.2 Subtenant’s Monthly Charge. Beginning on January 1, 2001, and on the first day of each calendar month for the remainder of the Term, Subtenant shall pay as additional rent, Subtenant’s applicable share of all increases in such Common Area Operating Expenses and Building Operating Expenses over such expenses for the Base Year as more particularly described in Section 3.2.3 below. Subtenant shall pay to Sublandlord all of Subtenant’s applicable share of Common Area Operating Expenses and Building Operating Expenses at the same time and in the same manner as Sublandlord is otherwise required to pay “Operating Expenses” (as defined in Section 4.4 of the Master Lease) to Master Landlord pursuant to Section 4.5 of the Master Lease.

3.2.3 Estimate and Actual Statement. Sublandlord shall give Subtenant written notice of Sublandlord’s reasonable estimate of Subtenant’s Share of Common Area Operating Expenses and Building Operating Expenses Operating Expenses within thirty (30) days after Sublandlord’s receipt of Master Landlord’s estimate of Operating Expenses pursuant to Section 4.6 of the Master Lease. Beginning on January 1, 2001, and on the first day of each calendar month for the remainder of the Term, Subtenant shall pay as additional Rent one-twelfth (1/12) of such estimated amount concurrently with each installment payment of Monthly Rent. Within thirty (30) days after Sublandlord’s receipt of Master Landlord’s Actual Statement of Operating Expenses pursuant to Section 4.7 of the Master Lease, Sublandlord shall deliver to Subtenant a statement (“Subtenant’s Actual Statement”) which states in reasonable detail (i) the total of the Common Area Operating Expenses and Building Operating Expenses for the preceding year ; and (ii) Sublandlord’s calculation of Subtenant’s applicable share of the increases in the actual Common Area Operating Expenses and Building Operating Expenses for the preceding calendar year. If Subtenant’s Actual Statement reveals that Subtenant’s applicable share of the actual Common Area Operating Expenses and Building Operating Expenses is more than the total estimate of such expenses paid by Subtenant on account of the preceding calendar year, Subtenant agrees to pay Sublandlord the difference in a lump sum within thirty (30) days of receipt of Subtenant’s Actual Statement. If the Subtenant’s Actual Statement reveals that Subtenant’s applicable share of the actual Common Area Operating Expenses and Building Operating Expenses is less than the estimated amounts paid by Subtenant for such operating expenses on account of the preceding calendar year, Sublandlord will reimburse such amount to Subtenant within thirty (30) days of the expiration or earlier termination of this Sublease. In the event Sublandlord fails to reimburse Subtenant as provided herein, Sublandlord shall, following an additional five (5) business days prior written notice to Sublandlord, be permitted to credit any overpayment toward the next monthly installment(s) of Subtenant’s applicable share of such Operating Expenses due under this Sublease. Such obligation will be a continuing one which will survive the expiration or earlier termination of this Sublease.

3.2.4 Operating Expense Cap. Despite anything in this Section 3.2 to the contrary, Sublandlord agrees that on an annual basis (commencing January 1, 2002) Subtenant’s Share of Common Area Operating Expenses and Subtenant’s Share of Building Operating Expenses (sometimes hereinafter collectively referred to as “Operating Expenses”) exclusive of any increases in Real Property Taxes (as defined in Section 10.1 of the Master Lease) shall not increase by more than six percent (6%) per annum over Subtenant’s share of such Operating Expenses payable by Subtenant for the immediately preceding calendar year.

3.2.5 Operating Expense Exclusions. “Operating Expenses” applicable to the Project or the Building in which the Premises are situated, as the case may be, shall exclude the following:

(a) depreciation, interest, fees, and/or amortization on mortgages, ground lease payments or other financing arrangements affecting the Building or the Project;

(b) legal fees incurred in negotiating and enforcing tenant leases or other contracts affecting the Building or the Project;

(c) real estate broker commissions;

(d) initial improvements or alterations to tenant spaces;

(e) the cost of providing any service directly to and paid directly by any tenant;

(f) Intentionally Omitted;

(g) costs of any items for which Sublandlord or Master Landlord is entitled to receives reimbursement from insurance proceeds or from any third party or for which Sublandlord or Master Landlord would be entitled to receive insurance proceeds if Sublandlord or Master Landlord had complied with their respective insurance obligations under this Sublease and the Master Lease, respectively;

(h) costs of items considered capital improvements, capital repairs or capital expenditures under generally accepted accounting principles, consistently applied;

(i) costs related to advertising, promotional and/or marketing activities;

(j) association dues or fees except as permitted pursuant to the Master Lease;

(k) costs and expenses incurred with respect to the removal of Hazardous Materials;

(1) costs and expenses (including penalties) incurred with respect to compliance with applicable laws in effect prior to the Commencement Date;

(m) Intentionally Omitted);

(n) costs related to the operation of the business of the entity which constitutes Sublandlord as the same are distinguished from the costs of operating the Building or the Project;

(o) any other expenses which, in accordance with generally accepted accounting principles, consistently applied, would not normally be treated as operating expenses by landlords of comparable office projects;

(p) any excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes applied or measured by Sublandlord’s general or net income (as opposed to rents, receipts, or income directly attributable to operation of the Building or the Project); and

(q) costs, fees or penalties arising from Sublandlord’s breach of the Master Lease or any violation by Sublandlord of laws or restrictions of record (including, without limitation, association bylaws) affecting the Project or the Building.

3.3 Payment for Utilities/Excess Usage. Subtenant shall arrange for and pay, directly to the appropriate supplier, the cost of telephone services and janitorial services supplied to the Premises. With respect to all other utilities which are separately metered to the Premises (natural gas, water, sewer, power and other utilities), Subtenant shall pay, directly to the appropriate supplier for all such utilities to be supplied to the Premises. Subtenant acknowledges that Sublandlord will provide heating, ventilating and air-conditioning for the Premises during normal first-class office building operating hours (which for the purposes of this Sublease are 7:00 AM to 6:00 PM Monday through Friday and 9:00 AM to 1:00 PM on Saturdays) or such shorter hours as may be required by any applicable governmental agency. To the extent Subtenant requires the use of the HVAC system in excess of normal first-class office building operating hours, then Subtenant shall pay to Sublandlord, as additional Rent, the charge for such additional HVAC service at the actual cost to Sublandlord (without profit or overhead to Sublandlord) as reasonably determined by a licensed and qualified mechanical engineer, with Sublandlord reserving the right to adjust such rate from time to time during the Term of this Sublease, provided that such rate is the actual cost to Sublandlord (without profit or overhead to Sublandlord) and is consistent with the rates then being charged by landlords of similar Class ”A” office/research and development buildings in the market area of the Building. In addition, Subtenant shall pay to Sublandlord, as additional Rent, the charge for any additional maintenance to the HVAC system serving the Premises to the extent such maintenance is reasonably required as a result of any such excess usage by Subtenant.

3.4 Rent. As used in this Sublease, “Rent” shall include Monthly Rent and all additional rent and other charges to be paid by Subtenant pursuant to this Sublease.

3.5 Late Payment Charges and Interest. If any installment of Rent is not paid promptly on the first of the month or otherwise when due, the unpaid amounts shall bear interest at the Interest Rate specified in Section 1.11 of the Summary of the Master Lease from the date due to the date of payment. In addition, Subtenant acknowledges that the late payment of any installment of Rent will cause

Sublandlord to incur certain costs and expenses not contemplated under this Sublease, the exact amount of which are extremely difficult or impractical to fix. These costs and expenses will include, without limitation, administrative and collection costs and processing and accounting expenses. Therefore, if any installment of rent is not received by Sublandlord from Subtenant within five (5) days of the date when the installment is due, Subtenant shall pay to Sublandlord a charge for administration collection and accounting expenses in an amount equal to five percent (5%) of the amount of such delinquent amounts due for the first late charge in any calendar year following a five (5) day cure period after notice from Sublandlord that such amount was not received when due, and ten percent (10%) of the amount of such delinquent amounts due for the second and any subsequent late charge in any calendar year (without notice for any subsequent late charge) in addition to the installment of Rent then owing with interest at the Interest Rate, regardless of whether or not a notice of default or notice of termination has been given by Sublandlord. Sublandlord and Subtenant agree that the late payment charge represents a reasonable estimate of Sublandlord’s costs and expenses and is fair compensation to Sublandlord for its loss suffered by Subtenant’s nonpayment of any amounts when due and payable pursuant to this Sublease. This provision shall not relieve Subtenant from payment of Rent at the time and in the manner herein specified.

3.6 Security Deposit. Upon the execution of this Sublease, Subtenant shall deposit with Sublandlord a Security Deposit in the amount set forth in Basic Sublease Information as security for the full and faithful performance of every provision of this Sublease to be performed by Subtenant. If Subtenant defaults (with all applicable cure periods having expired) with respect to any provision of this Sublease, including, but not limited to, the provisions relating to the payment of Rent, Sublandlord may, upon giving an additional five (5) business days written notice to Subtenant, use, apply, or retain all or any part of the Security Deposit for the payment of any Rent and any other sum in default, or for the payment of any other amount which Sublandlord spends or becomes obligated to spend by reason of Subtenant’s default, including legal fees and other costs of collection, or to compensate Sublandlord for any other loss or damage which Sublandlord may suffer by reason of Subtenant’s default. If any portion of the Security Deposit is so used or applied, Subtenant shall, within ten (10) days of written demand therefor, deposit cash with Sublandlord in an amount sufficient to restore the Security Deposit to its original amount, and Subtenant’s failure to do so shall be a breach of this Sublease. No interest shall be paid on the Security Deposit. Sublandlord shall not be required to keep the Security Deposit separate from its general funds, and no trust relationship is created with respect to the Security Deposit. If Subtenant is not in default at the expiration or termination of this Sublease, and subject to Sublandlord’s inspection of the Premises following such expiration or termination, the Security Deposit or any balance thereof shall be returned to Subtenant (or, at Landlord’s option, to the last assignee of Subtenant’s interest hereunder) within twenty one (21) days following the expiration or termination of the Term and upon Subtenant’s vacation of the Premises, subject to the Premises being returned to the Sublandlord in the condition required by this Sublease. Subtenant may not credit the Security Deposit to the last month’s Monthly Rent hereunder.

ARTICLE 4

SUBTENANT IMPROVEMENTS/CONDITION OF PREMISES

4.1 Alterations and Improvements. Subtenant agrees to accept possession of the Premises upon the Commencement Date substantially as depicted on the floor plans for the Premises attached to this Sublease as Exhibit 2. Subtenant shall not make or cause to be made any alterations or improvements (“Subtenant Alterations”) to the Premises without the prior written consent of Sublandlord and Master Landlord, which consent, except as specifically provided herein, shall not be unreasonably withheld, conditioned or delayed, but shall otherwise be subject to the terms and conditions set forth in Sections 12.1.2, 12.1.3, and 12.1.4 of the Master Lease. If Subtenant obtains the written consent of Sublandlord to a proposed Subtenant Alteration, Subtenant shall also obtain Master Landlord’s approval for such Subtenant Alteration made or contractor services used in the Premises in accordance with the provisions of the Master Lease. Subtenant will defend, indemnify and hold harmless Sublandlord from all liabilities, including reasonable attorney’s fees and costs, which may be imposed by Master Landlord or other parties due to any Subtenant Alterations.

4.1.1 Removal of Subtenant Alterations. All Subtenant Alterations and the initial improvements in the Premises shall become the property of Sublandlord and shall remain upon and be surrendered with the Premises at the end of the Term of this Sublease; provided, however, Sublandlord or Master Landlord may, by written notice delivered to Subtenant concurrently with approving such Subtenant Alterations, identify those Subtenant Alterations which Sublandlord or Master Landlord shall require Subtenant to remove at the end of the Term of this Sublease. If Sublandlord or Master Landlord requires Subtenant to remove any such items as described above, Subtenant shall, at its sole cost, remove the identified items on or before the expiration or sooner termination of this Sublease and repair any damage to the Premises to the extent caused by such removal (or, at Sublandlord’s option, and provided Sublandlord has given Subtenant at least ten (10) business days written notice prior to taking any action, shall pay to Sublandlord all of Sublandlord’s actual and documented costs of such removal and repair).

4.2 Subtenant Improvement Allowance. Subject to the terms and conditions set forth below, Sublandlord agrees to provide Subtenant an allowance in an amount not to exceed One Hundred Fifty Three Thousand Six Hundred Fifty and 00/100 Dollars ($153,650.00) (30,730 rentable square feet x $5.00)(the “ TI Allowance”) to be used solely for the design and construction of improvements to the Premises requested by Subtenant (“ Subtenant Improvements”). The TI Allowance shall include, without limitation, any and all costs of construction, city permits, space planning, and engineering costs incurred by Subtenant, Sublandlord or Master Landlord related to the design, permitting and construction of the Subtenant Improvements. Any and all costs of the Subtenant Improvements in excess of the TI Allowance shall be the sole responsibility of Subtenant. Despite the foregoing, Subtenant specifically acknowledges and agrees that no portion of the TI Allowance may be used for the purchase and/or installation of telecommunications cabling or for the purchase of furniture systems or other Subtenant trade fixtures and equipment. The TI Allowance will be paid to Subtenant within thirty (30) days of the date Subtenant delivers to Sublandlord each of the following: (i) written confirmation that Subtenant has received the Financing (net of costs to raise the Financing); and (ii) a reasonably detailed statement of the costs incurred by Subtenant for the Subtenant Improvements together with a final conditional lien waiver from Subtenant’s tenant improvement contractor for the Subtenant Improvements. In addition, no later than thirty (30) days after the date of Sublandlord’s payment of the TI Allowance to Subtenant, Subtenant shall provide Sublandlord with a final unconditional lien waiver from Subtenant’s tenant improvement contractor for the Subtenant Improvements. Subtenant further agrees that, subject to the prior approval of Sublandlord and Master Landlord, Subtenant may use its own architect and tenant improvement contractor, in connection with any Subtenant Improvements to the Premises. In order to obtain the approval of Sublandlord and Master Landlord, Subtenant’s tenant improvement contractor must be licensed, bondable and experienced in the performance of tenant improvements in first class office/ research and development buildings comparable to the Building. Any portion of the TI Allowance not used by Subtenant toward the cost of the Subtenant Improvements may be used by Subtenant at the expiration of the Term for the cost of the restoration of the Premises in accordance with the surrender obligations of this Sublease.

4.3 Back-up Generator/Supplemental HVAC. As a part of Subtenant’s initial improvements to the Premises, Sublandlord agrees, that Subtenant may install, at Subtenant’s sole cost and expense and not as a part of the Subtenant Improvement Allowance (defined below) a back-up generator and a supplemental HVAC system (for 24 hour control of Subtenant’s telecommunications and computer rooms), at locations adjacent to the Building and/or on the roof of the Building to be approved by Sublandlord and Master Landlord in their sole and absolute discretion. The method of installation and removal of such equipment shall also be subject to the prior written approval of Sublandlord and Master

Landlord. Any such equipment placed on the roof of the Building shall be subject to Subtenant’s compliance with all applicable governmental rules and regulations and the covenants, conditions and restrictions encumbering the Project of which the Premises are a part. Subtenant shall have the right to remove and retain such equipment, at Subtenant’s sole cost and expense, at any time during, or upon expiration of, the Term, provided Subtenant promptly repairs all damage to the Building and/or Project caused by any such removal. Despite anything in this Sublease to the contrary, Subtenant specifically acknowledges and agrees that Subtenant may only use the back-up generator during (i) testing and regular maintenance, and (ii) any period of electrical power outage. Subtenant further agrees that Subtenant shall be entitled to operate the back-up generator for testing and regular maintenance only upon reasonable advance notice to Sublandlord and Master Landlord and at times reasonably approved by Master Landlord.

4.4 Condition of Premises.

4.4.1 Subtenant Inspection. Subtenant represents and warrants to Sublandlord that, as of the Effective Date, Subtenant shall have examined and inspected all matters with respect to taxes, income and expense data, insurance costs, permissible uses, the Master Lease, zoning, covenants, conditions and restrictions and all other matters which in Subtenant’s judgment bear upon the value and suitability of the Premises for Subtenant’s purposes. Subtenant has and will rely solely on Subtenant’s own inspection and examination of such items and not on any representations of Sublandlord, express or implied. By entering the Premises, Subtenant shall be deemed to accept the same in its condition existing as of the date of such entry and subject to all applicable municipal, county, state and federal statutes, laws, ordinances, including zoning ordinances, and regulations governing and relating to the use, occupancy or possession of the Premises, subject, however, to Section 4.4.4 below.

4.4.2 Acceptance of Premises. Subject to Section 4.4.4 below, by taking possession of the Premises, Subtenant shall be deemed to have acknowledged that (i) it has inspected the Premises, (ii) it accepts the Premises, and (iii) the Premises is in good and sanitary order. Subtenant acknowledges that Subtenant has conducted Subtenant’s own investigation of the Premises and the physical condition thereof including, without limitation, accessibility and location of utilities, which in Subtenant’s judgment affect or influence Subtenant’s use of the Premises and Subtenant’s willingness to enter this Sublease.

4.4.3 No Representations. Except as specifically provided in Section 4.4.4 below, Subtenant recognizes that Sublandlord is subleasing the Premises on an “as is” basis, and that Sublandlord has made no representations of any kind in connection with the Improvements to or physical conditions of, or bearing on, the use of the Premises. Subtenant shall rely solely on Subtenant’s own inspection and examination of such items and not on any representations of Sublandlord, express or implied.

4.4.4 Sublandlord Representation. Despite anything in this Sublease to the contrary, Sublandlord agrees that on the Commencement Date, the Premises shall be in substantial compliance with all applicable building codes and regulations and applicable laws, including, those relating to Hazardous Materials and the Americans with Disabilities Act (“ADA”) and Title 24 requirements of the State of California.

4.5 Communications/Fiber Optic Facilities. Sublandlord has advised Subtenant that fiber optic service to the Building is presently provided by Time Warner, MCI and ICG and that the Building is serviced by two (2), four inch (4”) conduits for telephone, two (2), four inch (4”) conduits for data, and two (2), three inch (3”) conduits for telephone, existing between the adjacent public street and the Building. Sublandlord agrees, that Subtenant shall be permitted, at its sole cost and expense to install and thereafter maintain, fiber optic/ communications cabling to the Building using fifty percent (50%) of one

(1) of the empty four inch (4”) conduits for telephone, one (1) of the empty four inch (4”) conduits for data, and one (1) of the empty three inch (3”) conduits for other communications facilities such as cable. Subtenant shall be responsible for the repair to any damage to the Building or the Project (including the Common Areas) caused by Subtenant and/or its contractors in connection with the installation, maintenance, repair and removal of such fiber optic/communications cabling and shall, if requested by Sublandlord or Master Landlord, upon the expiration or earlier termination of the Term, remove all such fiber optic and communications cabling from the conduits installed by Subtenant and remove all data voice communications cabling throughout the Building installed by Subtenant, such request to be delivered to Subtenant not less than thirty (30) days prior to the required date for such removal. The obligations of Subtenant as set forth in the preceding sentence shall survive the expiration or earlier termination of this Sublease.

4.6 Sign Rights. Subject to Subtenant’s compliance with the terms and conditions of Section 6.2 of the Master Lease, including compliance with Master Landlord’s Signage Specifications (as defined in Section 6.2 of the Master Lease), Subtenant shall have the right, at its sole cost and expense, shall be permitted to install signage on the exterior of the Building and on a portion of the monument sign for the Building subject to the following conditions: Subtenant shall be permitted to use up to fifty percent (50%) of the area allocated for building top signage on the Building (which building top signage shall face the 805 Freeway) and up to fifty percent (50%) of the area allocated for signage on the monument sign for the addresses of the tenants of the Building. Subtenant shall be solely responsible, at its sole cost and expense, for the maintenance, repair of such signs and for the removal of all such signs upon the expiration or earlier termination of this Sublease as more particulary described in Section 6.2 of the Master Lease. Despite anything in this Sublease or the Master Lease to the contrary, the rights to the signage shall be personal to Subtenant and may not be transferred except in connection with Subtenant’s assignment or sublease of its entire interest in this Lease to an Affiliate of Subtenant.

4.7 Communications Equipment. Subtenant shall have the non-exclusive use of a portion of the exterior of the roof of the Building for the installation of Communications Equipment (as defined in Article 5 of the Master Lease) and shall have the non-exclusive right to install connector cables within the Building as necessary to connect the Communications Equipment to the equipment in the Premises subject to all of the terms and conditions of Article 5 of the Master Lease and the following conditions: (a) prior to submission to the City of San Diego, Subtenant shall provide to Sublandlord for review and approval, complete plans and specifications for the Communications Equipment which shall include a list of all such equipment and the proposed location for the installation of the same; (b) Subtenant shall, at Subtenant’s sole cost and expense, obtain any and all required permits for any such installation and operation of such Communications Equipment, including, without limitation all building permits and shall provide Master Landlord and Sublandlord with copies of the same; (c) Subtenant shall not be permitted to make any penetrations of the roof without the prior written consent of Master Landlord and Sublandlord, which consent may be withheld by such parties in their sole and absolute discretion if it is determined that such penetrations will invalidate any existing roof warranty; and (d) Subtenant shall comply with all applicable covenants, conditions and restrictions and all governmental rules and regulations applicable to the installation and operation of such Communications Equipment, including without limitation, any requirements for screening of the same and FCC requirements. Subtenant further acknowledges and agrees that Subtenant may not be permitted to transfer its rights to install and operate any Communications equipment to any unrelated third party (other than as a part of a permitted sublease or assignment of Subtenant’s interest under this Sublease) and that such Communications Equipment may not be used to provide services to other occupants of the Project.

ARTICLE 5

RIGHTS AND DUTIES OF SUBTENANT

5.1 Sublease Subject to Master Lease. It is expressly understood, acknowledged and agreed by Subtenant that this Sublease shall incorporate by reference the terms, conditions and covenants of the Master Lease, except as excluded in Section 5.2 herein, modified as appropriate in the circumstances so as to make such Articles, and any Sections contained therein, applicable only to the subleasing hereunder by Sublandlord of the Premises covered hereby. Subtenant shall be subject to, bound by and comply with all of said Articles and Sections of the Master Lease with respect to the Premises and shall satisfy all applicable terms and conditions of the Master Lease for the benefit of both Sublandlord and Master Landlord, it being understood and agreed that wherever in the Master Lease the word “Tenant” appears, for the purposes of this Sublease, the word “Subtenant” shall be substituted, and wherever the word “Landlord” appears, for the purposes of this Sublease, the word “Sublandlord” shall be substituted; and that upon the breach of any of said terms, conditions or covenants of the Master Lease by Subtenant or upon the failure of Subtenant to pay Rent or comply with any of the provisions of this Sublease, Sublandlord may exercise any and all rights and remedies granted to Master Landlord by the Master Lease with respect to such breach; and Subtenant shall reciprocally be entitled to all rights and services afforded to Sublandlord under the Master Lease, in each case, as the same relate to the Premises. Subtenant expressly acknowledges, notwithstanding anything to the contrary in this Sublease, that Subtenant’s duty to indemnify, protect, defend and hold Sublandlord harmless from and against any and all claims, liabilities, penalties, losses or expenses (including attorneys fees and costs) pursuant to this Sublease, and as more specifically set forth in Section 17 of the Master Lease, shall include Sublandlord’s duty to indemnify, defend, protect and hold Master Landlord harmless from and against any and all claims, liabilities, penalties, forfeitures, losses or expenses (including attorneys’ fees and costs) arising in connection with Subtenant’s use and occupancy of the Premises. It is further understood and agreed that Sublandlord has no duty or obligation to Subtenant under the Master Lease other than to maintain the Master Lease in full force and effect during the term of this Sublease; provided, however, that Sublandlord shall not be liable to Subtenant for any earlier termination of the Master Lease which is not due to the fault of Sublandlord. In the event of any conflict between this Sublease and the Master Lease, as between Sublandlord and Subtenant only, the terms of this Sublease shall control. Whenever the provisions of the Master Lease incorporated as provisions of this Sublease require the written consent of Landlord, said provisions shall be construed to require the written consent of both Master Landlord and Sublandlord. Subtenant hereby acknowledges that it has read and is familiar with all the terms of the Master Lease, and agrees that this Sublease is subordinate and subject to the Master Lease and that any termination thereof without the fault of Sublandlord shall likewise terminate this Sublease.

5.2 Exclusions. The terms and provisions of the following Sections of the Master Lease are not incorporated into this Sublease: Sections 1.1, 1.2, 1.4, 1.5, 1.6, 1.7, 1.8, 1.10 and 1.12 of the Summary; Master Lease Sections 1.2, 2.1, 2.2, 2.3 , 2.5, 3.1, 3.4, 3.5, 4.5. 4.6. 4.7, 6.3.2,6.5, 7, 8, 9.3, 10 (only to the extent it provides for payment of Real Property Taxes directly to the applicable taxing authority), 11.1, 11.4, 12.1.1, 12.2, 14.7, 16.1, 20.1(a), 20.3, 20.5, 31.10, 33, 34 and Exhibit B. Sublandlord specifically acknowledges and agrees that the terms and provisions of the Sections of the Master Lease which are not incorporated into this Sublease remain as obligations between Master Landlord and Sublandlord and Master Landlord does not waive any rights to require Sublandlord to comply with the terms and provisions of such Sections of the Master Lease.

5.3 Time for Notice. The time limits provided for in the provisions of the Master Lease for the giving of notice, making of demands, performance of any act, condition or covenant, or the exercise of any right, remedy or option, are amended for the purposes of this Sublease by lengthening or shortening the same in each instance by five (5) days, as appropriate, so that notices may be given, demands made, or any act, condition or covenant performed, or any right, remedy or option hereunder exercised, by Sublandlord or Subtenant, as the case may be, within the time limit relating thereto contained in the Master Lease. If the Master Lease allows only five (5) days or less for Sublandlord to perform any act or to undertake to perform such act or to correct any failure relating to the Premises or this Sublease, then Subtenant shall nevertheless be allowed three (3) days to perform such act, undertake such act and/or correct such failure.

5.4 Compliance with Master Lease. Sublandlord and Subtenant shall not do or permit to be done anything which would constitute a violation or breach of any of the terms, conditions or provisions of the Master Lease or which would cause the Master Lease to be terminated or forfeited by virtue of any risks of termination or forfeiture reserved by or vested in Master Landlord and Sublandlord shall not exercise any right of termination of the Master Lease with respect to the Premises without the prior written consent of Subtenant, which consent shall not be unreasonably withheld, conditioned or delayed.

5.5 Master Landlord’s Obligations. Despite anything in this Sublease to the contrary, it shall be the obligation of Master Landlord (i) to provide or cause to be provided all services to be provided by Landlord under the terms of the Master Lease and (ii) to satisfy all obligations and covenants of Master Landlord made in the Master Lease. Except as specifically provided in this Sublease, Subtenant acknowledges that Sublandlord shall be under no obligation to provide any such services or satisfy any such obligations or covenants of Master Landlord. With respect to the performance by Master Landlord of its obligations under the Master Lease, Sublandlord’s sole obligation with respect thereto will be to request the same, on request in writing by Subtenant, and to use commercially reasonable efforts to obtain the same from Landlord; provided however, Sublandlord will have no obligation to institute legal action against Landlord.

5.6 Performance Directly to Master Landlord. Intentionally Omitted.

5.7 Master Landlord Default; Consents. Notwithstanding any provision of this Sublease to the contrary, (a) Sublandlord will not be liable or responsible in any way for any loss, damage, cost, expense or obligation or liability suffered by Subtenant by reason or as a result of the breach, default or failure to perform by the Master Landlord under the Master Lease, except and to the extent resulting from Sublandlord’s gross negligence or intentional misconduct, and (b) whenever the consent or approval of Sublandlord and Master Landlord is required for a particular act, event or transaction, (i) any such consent or approval by Sublandlord will be subject to the consent or approval of Master Landlord, and (ii) should Master Landlord refuse to grant such consent or approval, under all circumstances, Sublandlord will be released from any obligation to grant its consent or approval, unless and until such consent from Master Landlord is obtained by Sublandlord.

5.8 Termination of Master Lease. If the Master Lease Terminates under the specific provisions of the Master Lease, this Sublease shall terminate, unless Master Landlord elects to accept this Sublease as a direct lease between Master Landlord and Subtenant, and the parties will be relieved from all liabilities and obligations under this Sublease excepting obligations accrued as of the date of termination or those which survive such termination.

5.9 Compliance with Laws. Subtenant will comply with all laws and regulations relating to the use and occupation of the Premises and the Common Areas. Subtenant further agrees that all telephone, data transmission and other communication installation and use requirements will be compatible with the Premises and that Subtenant will be solely responsible for all of its telephone, cabling, and other communication installation and usage costs.

5.10 Access. Subject to Subtenant’s compliance with the security, access and other rules and regulations of the Building and subject to causes beyond the control of Sublandlord, Subtenant shall have access to the Premises, 24 hours per day, seven (7) days per week, provided however, Subtenant acknowledges and agrees that such access may be regulated through the use of electronic access cards or other similar access mechanisms.

ARTICLE 6

INSURANCE

6.1 Insurance. Subtenant covenants to name Master Landlord, any lender designated by Master Landlord and Sublandlord as additional insured parties as their interests may appear in the insurance policies required under Section 20 of the Master Lease, to the same extent that under the Master Lease, Master Landlord (or its lender) is to be an additional insured party; to provide Sublandlord with an affidavit of delivery of such required insurance policies or certificates to Master Landlord; and not to merit cancellation or termination of such required insurance policies without giving at least the (10) days prior written notice to Sublandlord and Master Landlord. Subtenant shall deliver to Sublandlord, prior to Subtenant’s first entry onto the Premises (and in no event later than the Commencement Date) and from time to time, certificates of insurance indicating that the required policies of insurance are in full force and effect throughout the entire term of this Sublease. All insurance policies required to be carried by Sublandlord, pursuant to the Master Lease, shall be carried by Subtenant covering the Improvements to the Premises and covering Subtenant’s liability and all such policies shall be written in accordance with the requirements for such insurance set forth in Section 20 of the Master Lease.

6.2 Waiver of Subrogation. In consenting to this Sublease, Master Landlord confirms that the provisions of Section 21 of the Master Lease (Waiver of Subrogation) shall be extended to and apply in all respects to Subtenant.

ARTICLE 7

INDEMNITY

Subtenant and Sublandlord further covenant to indemnify, hold harmless and waive rights of recovery against the other to the same extent that Sublandlord and Master Landlord agreed to under Sections 17.2 and 17.3 of the Master Lease.

ARTICLE 8

DEFAULTS AND REMEDIES

8.1 Subtenant Default. Subject to the time for notice provisions of Section 5.3 above, in the event of a default by Subtenant, Sublandlord shall have all of the rights and remedies against Subtenant as are set forth in Section 22 of the Master Lease as though Sublandlord were the landlord named therein and Subtenant, was the tenant named therein.

8.2 Sublandlord Default. If Sublandlord breaches any covenant or obligation of Sublandlord under this Sublease and if Sublandlord fails to commence to cure such breach within thirty (30) days after receipt of written notice from Subtenant specifying the violation (or if Sublandlord fails thereafter to diligently prosecute the cure to completion), then Subtenant may enforce any and all of its rights and/or remedies provided under this Sublease or by law or it may (although it shall not be obligated to) cure Sublandlord’s breach and/or perform Sublandlord’s obligations (on Sublandlord’s behalf and at Sublandlord’s expense) and require Sublandlord to reimburse Subtenant all of its reasonable and actual and documented out-of pocket costs and expenses incurred in connection with such cure and/or performance plus interest (from the date that such costs and expenses are incurred until reimbursement) at the Interest Rate specified in Section 1.11 of the Master Lease.

ARTICLE 9

NOTICES

All notices or correspondence provided for herein shall be in writing and shall be (i) personally delivered, in which event they shall be deemed received on the date of delivery, (ii) sent by certified mail, postage prepaid, return receipt requested, or by a professional courier or overnight delivery service which provides a receipt evidencing delivery, in which event they shall be deemed received on the date of delivery as evidenced by the receipt; or (iii) sent by telecopy. Any notice, request, demand, direction or other communication sent by cable, telex or telecopy must be confirmed within forty-eight (48) hours by letter mailed or delivered in accordance with the foregoing. The Master Landlord’s, Sublandlord’s and Subtenant’s addresses for written notices required to be given hereunder shall be the addresses set forth in the Basic Lease Information, or at such other place designated by advance written notice delivered in accordance with the foregoing.

ARTICLE 10

COVENANT OF QUIET ENJOYMENT

Sublandlord represents that the Master Lease is in full force and effect and that on the Commencement Date, there shall be no defaults on Sublandlord’s part under it or any events or conditions are then continuing that, with the passage of time, will become a default. Subject to this Sublease terminating in the event the Master Lease is terminated, if Subtenant performs all the provisions in this Sublease to be performed by Subtenant, Subtenant will have and enjoy throughout the Term of this Sublease, the quiet and undisturbed possession of the Premises. Sublandlord will have the right at any time, in the case of an emergency, and otherwise at reasonable times upon at least forty eight (48) hours advance notice to Subtenant during Subtenant’s normal business hours and when accompanied by a representative of Subtenant (who shall be reasonably made available for such purpose), for the purpose of inspecting the condition of the Premises and for verifying compliance by Subtenant with this Sublease and the Master Lease and permitting Sublandlord to perform its obligations under this Sublease and the Master Lease.

ARTICLE 11

PARKING

The Premises includes for Subtenant’s use, at no additional cost to the Subtenant, vehicle parking spaces at the ratio of four (4) parking spaces per one thousand (1,000) rentable square feet of the Premises which shall be located in the area designated as “Subtenant’s Parking Field” on the Site Plan of the Project attached hereto as Exhibit 3. Except as specifically provided herein, Subtenant’s parking shall be non-exclusive and non-reserved and shall be limited to vehicles no larger than standard size automobiles or utility vehicles. Subtenant and Subtenant’s employees shall not park in any portion of the Common Areas of the Project other than Subtenant’s Parking Field. Without Sublandlord’s consent, (which consent shall may be withheld by Sublandlord in its sole and absolute discretion)), (a) Subtenant shall not cause large trucks or other large vehicles to be parked within the Project or on the adjacent public streets and (b) Subtenant shall not, without Master Landlord’s prior written consent, leave vehicles in the parking areas for more than twenty-four (24) hours. Vehicles shall be parked only in marked parking spaces and not in driveways, loading areas, along curbs or other locations not specifically designated for parking. Despite the foregoing, provided Subtenant occupies the entire Premises, Subtenant shall have the exclusive right to the use of up to four (4) parking spaces which shall be located in the area designated on Exhibit 3.

ARTICLE 12

ASSIGNMENT AND SUBLETTING

12.1 Consent Required. Except for an Affiliate Transfer permitted by Section 12.2 below, Subtenant shall not Transfer this Sublease or the Sublandlord’s interest in and to the Premises without first procuring the written consent of the Sublandlord and Master Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, except as provided in Section 14 of the Master Lease. Any such Transfer in violation of the terms of this Sublease shall be void and shall be of no force or effect. In the event Subtenant desires to effect a Transfer, Subtenant shall first provide Sublandlord and Master Landlord with a Transfer Notice containing the information specified in Section 14.2 of the Master Lease. Within ten (10) business days of Sublandlord’s receipt of any Transfer Notice, and any additional information requested by Sublandlord and/or Master Landlord concerning the proposed transferee’s financial responsibility, Sublandlord will notify Subtenant of the election by Master Landlord and Sublandlord to do one of the following: (i) consent to the proposed Transfer subject to such reasonable conditions as Sublandlord and/or Master Landlord may impose in providing such consent; or (ii) refuse such consent, which refusal shall be on reasonable grounds which shall be set forth in a detailed written statement to Subtenant; or (iii) except in the case a Transfer to an Affiliate of Subtenant, and only for any other Transfer of a portion of the Premises in excess of 10,000 rentable square feet or for any Transfer for a term equal to the duration of the Sublease Term, terminate this Sublease as to the portion of the Premises which is proposed to be sublet or assigned by delivering notice (“Sublandlord’s Recapture Notice”) and recapture all or such portion of the Premises for reletting by Sublandlord. In the event Sublandlord elects to terminate this Sublease by delivering Sublandlord’s Recapture Notice, then within five (5) business days of receipt of such notice by Subtenant, Subtenant may withdraw its Transfer Notice and continue this Sublease on all the terms and conditions contained herein. In the event Sublandlord and Master Landlord consent to such a Transfer, despite anything in the Master Lease to the contrary, Subtenant shall remain fully liable for the Sublease. If for any Transfer, Subtenant receives rent or other consideration, either initially or over the term of the Transfer, in excess of the Rent called for hereunder, or in case of a sublease of a portion of the sublet space, in excess of such Rent fairly allocable to such portion, after appropriate adjustments (as more particularly described in Section 14.4 of the Master Lease) to assure that all other payments called for hereunder are appropriately taken into account, Subtenant shall pay to Sublandlord, as additional Rent hereunder, fifty percent (50%) of the excess of each such payment of Rent or other consideration received by Subtenant promptly after its receipt and any such receipts by Sublandlord shall be subject to Sublandlord’s obligation to split such proceeds with Master Landlord as provided in, and subject to, Section 14.4 of the Master Lease. If Subtenant fails to make such payment to Sublandlord within five (5) days of its receipt, Sublandlord may charge Subtenant a late payment charge and interest pursuant to the provisions of Section 3.3 of this Sublease.

12.2 Affiliate Transfer. Despite anything in this Article 12 to the contrary, Subtenant may without Sublandlord’s written consent, and without triggering Sublandlord’s recapture right under Section 12.1 above, but otherwise subject to the provisions of Section 14.5 of the Master Lease, Transfer all or part of its interest in this Sublease to an “Affiliate” (as defined in Section 14.5 of the Master Lease).

ARTICLE 13

REPAIRS AND MAINTENANCE

Except for (i) Master Landlord’s obligations to maintain those Common Areas as provided in Section 4.2 of the Master Lease; and (ii) Sublandlord’s obligations to maintain, the Premises as more particularly described in Section 11.1 of the Master Lease (the cost of which shall be subject to reimbursement by Subtenant to Sublandlord as provided in this Sublease) Subtenant shall, at Subtenant’s sole expense, keep the Premises in good order and sanitary condition, and repair any damage thereto caused by Subtenant or Subtenant’s agents, employees or contractors. In addition, Subtenant shall, at its sole cost and expense be responsible for the installation, maintenance and repair of any back-up generator and supplemental air conditioning system installed at the Premises by or at the direction of Subtenant. Subtenant shall also be solely responsible for costs and expenses of installation, maintenance and repair of any security access systems installed in the Premises by Subtenant. If requested by Sublandlord at the time of Sublandlord’s consent to such alterations, Subtenant shall, at its sole cost, remove the security access system upon the expiration or sooner termination of this Sublease and repair any damage to the Premises caused by such removal (or, at Sublandlord’s option, and provided Sublandlord has given Subtenant at least ten (10) business days written notice prior to taking any action, shall pay to Sublandlord all of Sublandlord’s actual and documented costs of such removal and repair). Except as specifically provided in this Sublease, Subtenant acknowledges that Sublandlord is under no duty to make repairs or improvements to the Premises, and Subtenant hereby waives any right it may have at law or in equity to enforce the same. Notwithstanding the foregoing, to the extent Master Landlord is obligated under the Master Lease to make any repairs in or to the Premises or the Common Areas, Sublandlord, upon written notice by Subtenant, shall use commercially reasonable efforts to enforce such obligation of Master Landlord.

ARTICLE 14

HAZARDOUS MATERIALS

14.1 Compliance with Master Lease Requirements. Subtenant shall strictly comply with all sections in Section 6.3 (Hazardous Materials) of the Master Lease. Subtenant, at its sole expense, shall be fully responsible for the storage and disposal of all Hazardous Materials used in or on the Premises by the Subtenant. If requested by Master Landlord, Subtenant shall complete and deliver to Master Landlord (any provide a copy to Sublandlord) an Environmental Questionnaire substantially in the form of Exhibit D attached to the Master Lease.

14.2 Compliance With Insurance Requirements. Subtenant shall comply with the requirements of Sublandlord’s and Subtenant’s insurers regarding the use of Hazardous Materials within the Premises and the Project and with such insurers’ recommendations based upon prudent industry practices’ regarding management of Hazardous Materials.

14.3 Subtenant’s Indemnity. Subtenant shall indemnify, protect, defend and hold Sublandlord (and its partners and their respective officers, directors, employees and agents), the Premises, Building, and Common Areas, and all other areas of the Project harmless from and against any and all liabilities, demands, penalties, fines, claims, suits, judgments, actions, investigations, proceedings, costs and expenses (including attorneys’ fees and court costs) arising out of or in connection with any breach of any provisions of this Article 14, directly or indirectly arising out of the use, generation, storage, release, disposal or transportation of Hazardous Materials by Subtenant, or any successor or sublessee of Subtenant, or their respective agents, contractors, employees, licensees, or invitees, on, under or about the Premises during the Term in the manner required by Section 6.3.1 of the Master Lease. The consent by Sublandlord to the use, generation, storage, release, disposal or transportation of Hazardous Materials by Subtenant shall not excuse Subtenant from Subtenant’s indemnification obligations pursuant to this Article 14. The foregoing indemnity shall be in addition to and not a limitation of the indemnification provisions of Section 17.2 of the Master Lease. Subtenant’s obligations pursuant to this Section 14.3 shall survive the termination or expiration of this Sublease.

14.4 Sublandlord’s Indemnity. Sublandlord shall indemnify, protect, defend and hold Subtenant (and its partners and their respective officers, directors, employees and agents), the Premises, Building, and Common Areas, and all other areas of the Project harmless from and against any and all liabilities, demands, penalties, fines, claims, suits, judgments, actions, investigations, proceedings, costs and expenses (including attorneys’ fees and court costs) arising out of or in connection with any breach of any provisions of this Article 14, directly or indirectly arising out of the use, generation, storage, release, disposal or transportation of Hazardous Materials by Sublandlord, or any successor or sublessee of Sublandlord, or their respective agents, contractors, employees, licensees, or invitees, on, under or about the Premises during the Term in the manner required by Section 63.1 of the Master Lease. The foregoing indemnity shall be in addition to and not a limitation of the indemnification provisions of Section 17.2 of the Master Lease. Sublandlord’s obligations pursuant to this Section 14.4 shall survive the termination or expiration of this Sublease.

14.5 Default. The release or discharge of any Hazardous Material by Subtenant or any successor or subtenant of Subtenant in violation of applicable laws shall be a default by Subtenant under the Sublease. In addition to or in lieu of the remedies available under the Master Lease as a result of such default, Sublandlord shall have the right without terminating the Sublease, to require Subtenant to suspend its operations and activities on the Premises (to the extent such operations or activities result in the release or discharge of any Hazardous Material) until Sublandlord is satisfied that appropriate remedial work has been or is being adequately performed; Sublandlord’s election of this remedy shall not constitute a waiver of Sublandlord’s right thereafter to declare a default and pursue other remedies set forth in the Sublease.

14.6 Permitted Use of Hazardous Materials. Subject to the provisions of Section 6.3 of the Master Lease, Subtenant shall be permitted to use, store and/or generate reasonable quantities of Hazardous Materials in quantities and types which are customarily used by tenants for normal office uses, such as copy toner, glue and common cleaning and janitorial supplies.

ARTICLE 15

SURRENDER OF PREMISES

Subtenant shall peaceably surrender the Premises to Sublandlord upon expiration or earlier termination of this Sublease, in broom-clean condition and in as good condition as when Subtenant took possession, except for (i) reasonable wear and tear, (ii) loss by fire or other casualty, (iii) loss by condemnation, and (iv) any other loss to the extent caused by the gross negligence or intentional misconduct of Sublandlord. Subtenant shall, on Sublandlord’s request, remove Subtenant’s personal property, trade fixtures, equipment, and movable partitions (if any), upon the expiration or earlier termination of this Sublease and promptly repair all damage to the Premises or Building caused by such removal, which obligations shall survive the expiration or earlier termination of this Sublease. If Subtenant abandons the Premises, any of Subtenant’s personal property, trade fixtures or equipment left on the Premises shall be deemed to be abandoned, and, upon giving ten (10) days prior written notice to Subtenant, at Sublandlord’s option, title shall pass to Sublandlord under this Sublease as by a bill of sale. If Subtenant abandons the Premises and Sublandlord elects to remove all or any part of Subtenant’s personal property, the reasonable cost of removal, including repairing any damage to the Premises or Building caused by such removal, shall be paid by Subtenant. Upon the expiration of the Term or earlier termination of the Sublease, Subtenant shall surrender all keys and security access cards for the security system for the Premises installed by Subtenant (if any) to Sublandlord.

ARTICLE 16

SUBLANDLORD’S OBLIGATIONS

16.1 Sublandlord’s Obligations. Sublandlord covenants and agrees with Subtenant that Sublandlord will pay all fixed rent and Subtenant’s share of Operating Expenses payable by Sublandlord pursuant to the Master Lease to the extent that failure to perform the same would adversely affect Subtenant’s use or occupancy of the Premises and (b) perform all other obligations of Sublandlord as “Tenant” under the Master Lease to the extent such performance by Sublandlord is necessary to ensure no default shall occur under the Master Lease. Notwithstanding the foregoing, Sublandlord shall cooperate with Subtenant, at no cost to Sublandlord, in seeking to obtain the performance of Master Landlord under the Master Lease. Upon Subtenant’s written request, Sublandlord shall use commercially reasonable efforts to enforce its rights under the Master Lease for Subtenants’s benefit, including, but not limited to, giving notices, claims and demands to and on Master Landlord.

16.2 Right to Maintain Action. Subtenant shall have the right to maintain any action against the Master Landlord in its own name, and for such purpose and only to such extent, all of the rights of Sublandlord under the Master Lease shall be and they hereby are conferred upon and assigned to Subtenant and Subtenant shall be subrogated to such rights to the extent that the same shall apply to the Premises. If any such action against Master Landlord in Subtenant’s name shall be barred by reason of lack of privity, non-assignability or otherwise, Sublandlord shall permit Subtenant to take such action in Sublandlord’s name; provided, however, that copies of all papers and notices of all proceedings shall be promptly given to Sublandlord so that Sublandlord may be kept fully informed in respect thereof. In connection with the foregoing, Sublandlord will review and sign, to the extent Sublandlord’s signature is legally required or is required under the provisions of the Master Lease, such demands, pleadings, and other papers that may be reasonable required in form reasonably acceptable to Sublandlord, and otherwise necessary to enable Subtenant to enforce, in Sublandlord’s name, but at no cost or expense to Sublandlord, Master Landlord’s obligations under the Master Lease.

ARTICLE 17

MISCELLANEOUS

17.1 Entire Agreement. This Sublease and the applicable portions of the Master Lease contained by reference herein, contain all of the covenants, conditions and agreements between the parties concerning the Premises, and shall supersede any and all prior correspondence, agreements and understandings concerning the Premises, both oral and written. No addition or modification of any term or provision of this Sublease shall be effective unless set forth in writing and signed by both Sublandlord and Subtenant.

17.2 No Encumbrance. Subtenant shall not voluntarily or by operation of law mortgage or otherwise encumber all or any part of Subtenant’s interest in the Sublease or the Premises.

17.3 Captions. All captions and headings in this Sublease are for the purposes of reference and convenience and shall not limit or expand the provisions of this Sublease.

17.4 Master Landlord’s Consent. This Sublease is conditioned upon Master Landlord’s written approval of this Sublease in the form of Exhibit 4 attached hereto. Sublandlord shall solicit Master Landlord’s consent to this Sublease promptly following the execution and delivery of this Sublease by Sublandlord and Subtenant. In the event Master Landlord’s written consent to this Sublease has not been obtained within fifteen (15) days after the execution hereof by Subtenant and Sublandlord, then this Sublease may be terminated by either party hereto upon notice to the other (subject to Subtenant’s rights under Article 16 above). If Master Landlord refuses to consent to this Sublease, this Sublease shall terminate and neither party shall have any continuing obligation to the other with respect to the Premises; provided, however, that. In the event this Sublease is terminated pursuant to this Section 17.4, Sublandlord shall return the Security Deposit, if previously delivered to Sublandlord, to Subtenant and neither party shall have any further rights against or obligations to the other party. Master Landlord’s consent shall include the waiver of subrogation set forth above in favor of Subtenant.

17.5 Authority. Each person executing this Sublease on behalf of a party hereto represents and warrants that he or she is authorized and empowered to do so and to thereby bind the party on whose behalf he or she is signing.

17.6 Attorneys’ Fees. In the event either party shall bring any action or proceeding for damages or for an alleged breach of any provision of this Sublease to recover rents, or to enforce, protect or establish any right or remedy hereunder, the prevailing party shall be entitled to recover reasonable attorneys’ fees and court costs as part of such action or proceeding.

17.7 Brokers. Sublandlord and Subtenant warrant that they have had no dealings with any real estate broker, agent or finder, other than the Brokers set forth in the Basic Sublease Information, in connection with the negotiation of this Sublease, and that it knows of no other real estate broker or agent who is entitled to any commission or finder’s fee in connection with the Premises or this Sublease. Sublandlord and Subtenant shall indemnify and hold each other harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation attorneys’ fees and costs) arising from any claim for a leasing commission or equivalent compensation alleged to be owing on account of the other’s dealings with any real estate broker or agent other than Brokers in connection with the Premises or this Sublease whose commissions shall be paid by Sublandlord in accordance with a separate agreement between Sublandlord and Brokers.

17.8 Employee Solicitation. Neither Sublandlord nor Subtenant shall directly or indirectly solicit, persuade or attempt to persuade any employee of the other party to leave such party ‘s employ or to become employed by, or a consultant to , or contract labor for, Sublandlord or Subtenant, respectively . Subtenant hereby acknowledges and agrees that breach of this Section 16.8 shall be deemed a breach of this Sublease by Subtenant.

17.9 Business Days. For purposes of this Sublease a “business day” shall mean any day other than a Saturday, Sunday, legal holiday or other day on which commercial banks in California are authorized or required by law to close. All references in this Sublease to a “day” or a “date” shall be to a calendar day unless specifically referenced as a business day.

17.10 Counterparts. This Sublease may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall comprise but a single instrument.

17.11 Effective Date. This Sublease shall become effective and binding upon both parties upon the last date (“Effective Date”) set forth below signifying execution by the parties to this Sublease.

Balance of Page Intentionally Left Blank

IN WITNESS WHEREOF, the parties hereto have executed one (1) or more copies of this Sublease, effective as of the Effective Date.

SUBLANDLORD:		SUBTENANT:

Epicor Software Corporation, a California corporation		Proflowers.com, a Delaware corporation

By:	/s/ Lee Kim	By:	/s/ William Strauss
Name:	Lee Kim	Name:	William Strauss
Title:	CFO	Title:	CEO & President
Dated:	11/30/99	Dated:	11/24/99

By:	/s/ Perry Tarnofsky	By:	/s/ Steven Kemper
Name:	Perry Tarnofsky	Name:	Steven Kemper
Title:	VP	Title:	CFO & Treas.
Dated:	12-10-99	Dated:	12-9-99

EXHIBIT 2

PREMISES FLOOR PLAN

[To Be Attached]

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